UNIT PURCHASE AGREEMENT

This Agreement dated as of June 16, 2008 is by and between Navios Maritime Holdings, Inc. (“Seller”) and each of the purchasers identified on Schedule I hereto (“Purchaser,” and collectively, the “Purchasers”).

WHEREAS, Seller owns an aggregate of 8,625,000 units (the “Units”) consisting of one share of common stock, $.0001 par value per share (“Common Stock”) and one warrant to purchase a share of Common Stock (the “Warrants”), of Navios Maritime Acquisition Corporation, a Marshall Islands corporation (“NMAC”);

WHEREAS, Seller desires to sell an aggregate of 290,000 Units (the “NMAC Units”) to Purchasers at a purchase price of $.0029 per NMAC Unit, and each Purchaser, severally and not jointly, desires to purchase from Seller the number of NMAC Units set forth next to each Purchaser’s name on Schedule I, subject to the provisions contained herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties hereto hereby agree as follows:

1. Sale of NMAC Units to Purchasers.

1.1. Sale and Purchase of NMAC Units. Subject to the terms and conditions of this Agreement, Seller hereby sells, transfers, assigns, conveys and delivers to each Purchaser and each Purchaser hereby purchases, accepts and acquires from Seller, the number of NMAC Units set forth next to such Purchaser’s name on Schedule I hereto, in consideration of the payment set forth next to such Purchaser’s name on Schedule I hereto (the “Purchase Price”), which Seller hereby acknowledges receiving in cash. Each Purchaser’s unit certificate registered in the Purchaser’s name, receipt of which the Purchaser hereby acknowledges, will be delivered to Continental Stock Transfer & Trust Company, as escrow agent, pursuant to the terms and conditions of the Stock Escrow Agreement (as defined below).

1.2. Title to NMAC Units. Seller has good legal title to the NMAC Units, and has the full legal right, power and authority to sell, assign and transfer complete ownership in the NMAC Units to Purchaser, free and clear of all liens, claims, restrictions, encumbrances, charges, options or rights of third parties with respect thereto.

3. Representations and Warranties of Purchasers.

In connection with the purchase of the NMAC Units, each Purchaser, severally and not jointly, hereby represents and warrants to Seller as follows:

3.1 Independent Investigation. Purchaser has relied solely upon the independent investigations made by it and its representatives in making a decision to purchase the NMAC Units and has a full understanding and appreciation of the risks inherent in such a highly speculative transaction. In connection with such investigation, Purchaser and its representatives and advisers, if any, (i) have been given an opportunity to ask, and have, to the extent Purchaser considered necessary, asked questions of, and have received answers from, officers of NMAC concerning the NMAC Units and the affairs of NMAC, and (ii) have been given or afforded access to all documents, records, books and additional information that Purchaser has requested regarding such matters.

3.2 Investment Intent. Purchaser recognizes that the NMAC Units are restricted. Purchaser is acquiring the NMAC Units solely for its own account for investment and not with a view to, or for offer or resale in connection with, a distribution thereof in violation of any applicable federal or state securities laws.

3.3 Status of Purchaser. Purchaser represents and warrants to Seller that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the NMAC Units; it is an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”); and it understands that the NMAC Units are being sold to it in a transaction that is intended to qualify for an exemption from the registration requirements of the Securities Act that depends upon Purchaser’s investment intent in purchasing the NMAC Units. Purchaser is not aware of any facts or circumstances that would cause the sale of NMAC Units contemplated by this Agreement to fail to be exempt from registration under the Securities Act.

4. Escrow of NMAC Units; Restrictions on Transfer.

4.1 Escrow and Forfeiture of Units. It is contemplated that NMAC will undertake an initial public offering of its securities (an “IPO”). In connection with, and prior to the consummation of an IPO, Purchaser agrees that he, she or it will (a) enter into a securities escrow agreement (the “Securities Escrow Agreement”) with NMAC and an escrow agent pursuant to which the NMAC Units will be held in escrow from and after the consummation of the IPO until the first year anniversary of NMAC’s initial Business Combination (as defined below) or earlier if, after NMAC consummates its initial Business Combination, it subsequently consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the securityholders of NMAC having the right to exchange their securities for cash, securities or other property, and (b) enter into a letter agreement with NMAC and the underwriter of NMAC’s IPO, pursuant to which, among other things, Purchaser will agree to forfeit the NMAC Units in the event that NMAC does not consummate a Business Combination in accordance with the terms of NMAC’s final prospectus forming a part of a Registration Statement relating to NMAC’s IPO (the “Prospectus”) and NMAC is liquidated. The term “Business Combination” means the acquisition through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more assets or operating businesses in the marine transportation and logistics industries, with a primary focus on target businesses outside of the drybulk shipping sector.

4.2 Securities Law Restrictions. Subject to the escrow described in Section 4.1 above and Section 4.4 below, Purchaser agrees not to sell, transfer, pledge, hypothecate or otherwise dispose of (collectively referred to herein as a “Transfer”) all or any part of the NMAC Units unless, prior thereto, (a) a registration statement on the appropriate form under the Securities Act and applicable state securities laws with respect to the NMAC Units shall then be effective, or (b) NMAC shall have received an opinion from counsel, reasonably satisfactory to NMAC, that such registration is not required because such transaction is exempt from the registration requirements of the Securities Act and the rules promulgated by the SEC thereunder and all applicable state securities laws.

4.3 Legending of Units. All certificates representing the NMAC Units shall have endorsed thereon legends in substantially the following form (in addition to any other legends that may be required by other agreements):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

4.4 Limited Right to Transfer. Notwithstanding anything contained in this Agreement to the contrary, Purchaser may transfer all or any part of the NMAC Units (a) with respect to a Purchaser that is an entity, to an entity controlling, controlled by or under common control with, Seller or Angeliki Frangou, or (b) with respect to a Purchaser that is an individual, to family members and trusts of the Purchaser or other permitted transferees for estate planning purposes or, upon the death of any such permitted transferees, to such person’s estate or beneficiaries (collectively, the “Permitted Transferees”); in each case, any Permitted Transferee will be subject to the same transfer restrictions as the Purchaser until the expiration of the escrow period described in Section 4.1 above.

4.5 Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting NMAC’s outstanding capital stock without receipt of consideration, any new, substituted or additional securities or other property that are by reason of such transaction distributed with respect to any NMAC Units or into which any NMAC Units thereby become convertible, such substituted or additional securities or other property shall immediately become subject to this Section 4.

4.6 Insider Letter. Each Purchaser shall enter into a letter with NMAC and the underwriter of NMAC’s IPO, in substantially the form attached hereto as Exhibit A, with regard to additional obligations of each Purchaser as an initial stockholder of NMAC by virtue of his purchase of the NMAC Units.

5. Miscellaneous.

5.1 Assignment; Successors and Assigns. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement shall not be assignable, by operation of law or otherwise, by any party without the prior written consent of the Company.

5.2 Survival of Representations and Warranties. All indemnities, covenants, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

5.3 Expenses. Each party to this Agreement shall bear its own costs and expenses, including, but not limited to, attorneys’ fees and expenses, in connection with the closing of the transactions contemplated hereby.

5.4 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopier, by overnight mail or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

(a) If to Seller:

Navios Maritime Holdings, Inc.

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attn: Angeliki Frangou, Chairman and Chief Executive Officer

Fax: (30) (210) 417-2070

(b) If to Purchaser:

At the address set forth next to such Purchaser’s name on Schedule I hereto (or such other address as may have been furnished in writing by such Purchaser to Seller).

Notices provided in accordance with this Section 5.4 shall be deemed delivered upon personal delivery, receipt by overnight mail or five days after deposit in the mail in accordance with the above.

5.5 Entire Agreement. This Agreement, together with the instruments and other documents contemplated to be executed and delivered in connection herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements or understandings between or among them, with respect to the subject matter hereof.

5.6 Amendments and Waivers. This Agreement may not be amended or waived (either generally or in a particular instance and either retroactively or prospectively) except by a written instrument signed by the party against whom enforcement of such amendment, modification or waiver is sought. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.8 Captions. The captions of the sections, subsections and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

5.9 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Republic of the Marshall Islands.

[Remainder of page intentionally left blank. Signature page(s) to follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as an instrument as of the date first above written.

SELLER:
NAVIOS MARITIME HOLDINGS, INC.
By:	/s/ Angeliki Frangou
Name:	Angeliki Frangou
Title:	Chief Executive Officer

PURCHASERS:
/s/ Angeliki Frangou
Angeliki Frangou

/s/ Ted C. Petrone
Ted C. Petrone

/s/ Julian David Brynteson
Julian David Brynteson

/s/ John Koilalous
John Koilalous

/s/ Nikolaos Veraros
Nikolaos Veraros

Schedule I

Purchaser Name and Business Address	Number of Units Purchased	Purchase Price
Angeliki Frangou 74 Boulevard D’Italie 98000 Monte Carlo Monaco	200,000	$580.00
Ted C. Petrone 80 Riverford Road Brookfield, CT 06804	50,000	$145.00
Julian David Brynteson 23 Wandle Road London, England SW17 7DL	15,000	$43.50
John Koilalous 15, Pindore Street Kifissia, Athens Greece	15,000	$43.50
Nikolaos Veraros Asklipioy 46 Athens 114-71 Greece	10,000	$29.00
TOTAL	290,000	$841.00